UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Beacon Roofing Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 28, 2007

To the shareholders of Beacon Roofing Supply, Inc.:

The 2007 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at our office at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 on Wednesday, February 28, 2007, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)         A proposal to elect seven members to our Board of Directors to hold office until the 2008 annual meeting of shareholders or until their successors are duly elected and qualified, and

(2)         The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on January 10, 2007 are entitled to receive notice of the meeting and to vote at the meeting.

Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Ross D. Cooper Secretary
Herndon, Virginia January 22, 2007

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2007 annual meeting of shareholders to be held at our office at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 on Wednesday, February 28, 2007, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed to shareholders of common stock on or about January 22, 2007. Shareholders should review the information provided in this proxy statement in conjunction with our 2006 Form 10-K which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.”

Our principal executive offices are located at One Lakeland Park Drive, Peabody, Massachusetts 01960.

ABOUT THE MEETING

What is the Date, Time and Place of the Annual Meeting?

Beacon Roofing Supply Inc.’s 2007 Annual Shareholders’ Meeting will be held on Wednesday, February 28, 2007, beginning at 8:00 a.m., local time, at our office at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) the election of directors and 2) any other matters that properly come before the meeting. In addition, management will discuss the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on January 10, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 43,872,954 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at One Lakeland Park Drive, Peabody, Massachusetts 01960 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 43,872,954 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

As of the record date, our directors, and executive officers owned common stock representing 5.8% of the outstanding shares of common stock entitled to be cast at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the greatest numbers of votes of common stock shall be elected as directors. The affirmative vote of a majority of votes of common stock present, in person or by proxy at the annual meeting and voting together as a single class, is required for the approval of any other matter that may be submitted to a vote of our shareholders.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast “for” or “against” the election of directors. On other matters that may be submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against.” If less than a majority of the combined voting power of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

Our board of directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (a) FOR the election of the respective nominees for director named in this proxy statement and (b) in accordance with the recommendation of our board of directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

You can vote in any of the following ways.

To vote by mail:

•       Mark, sign and date your proxy card; and

•       Return it in the enclosed envelope.

To vote in person if you are a registered shareholder:

•       Attend our annual meeting;

•       Bring valid photo identification; and

•       Deliver your completed proxy card or ballot in person.

To vote in person if you hold in “street name:”

•       Attend our annual meeting;

•       Bring valid photo identification; and

•       Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, either in person at the annual meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the annual meeting.

Who pays for costs relating to the proxy statement and annual meeting of shareholders?

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card is to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

(i) each shareholder known by us to beneficially own more than 5% of our common stock,

(ii) each of our directors,

(iii) each executive officer named in the Summary Compensation Table in “Executive Compensation,” and

(iv) all directors and executive officers as a group.

All information is as of the record date.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owners(1)	Shares	Percent
Shareholders owning more than 5% of our common stock:
William Blair & Company, LLC(2) 222 W. Adams Street Chicago, IL 60606	4,452,151	10.1%
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	3,938,292	9.0%
Gilder, Gagnon, Howe & Co. LLC(4) 1775 Broadway, 26th Floor New York, NY 10019	3,844,700	8.8%
Scout Capital Partners, L.P.(5) 320 Park Avenue—33rd Floor New York, New York 10022	3,000,000	6.8%
Directors, and executive officers:
Robert R. Buck(6)	664,683	1.5%
Andrew R. Logie(7)	894,183	2.0%
David R. Grace(8)	455,791	1.0%
C. Eric Swank(9)	11,500	*
Ross D. Cooper	0	*
H. Arthur Bellows, Jr.(10)	55,750	*
James J. Gaffney(11)	95,769	*
Peter M. Gotsch(12)	332,442	*
Wilson B. Sexton(10)	75,000	*
Stuart A. Randle(9)	30,000	*
All directors and executive officers as a group (10 persons)	2,614,519	5.8%

*                    Less than 1%

(1)          Information concerning beneficial ownership of shares is as of January 10, 2007, the record date. Includes the number of shares that such person has the right to acquire beneficial ownership as of that date and which such person has the right to acquire beneficial ownership of within 60 days thereafter.

(2)          Based on Schedule 13G/A filed by William Blair & Company, LLC on September 8, 2006.

(3)          Based on Schedule 13G filed by Wellington Management Company, LLP on February 14, 2006.

(4)          Based on Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC on January 10, 2006.

(5)          Based on Schedule 13G/A filed by Scout Capital Partners, L.P. on February 14, 2006.

(6)          Includes 474,866 shares issuable upon the exercise of options.

(7)          Includes 288,015 shares issuable upon the exercise of options. Also includes 287,148 shares held by the Logie Beacon Limited Partnership over which Mr. Logie shares voting and investment control. Mr. Logie disclaims beneficial ownership of shares held by the Logie Beacon Limited Partnership in which he does not have a pecuniary interest.

(8)          Includes 217,371 shares issuable upon the exercise of options and 3,172 shares over which Mr. Grace shares investment control but of which he disclaims beneficial ownership.

(9)          Represents shares issuable upon the exercise of options.

(10)Includes 52,500 shares issuable upon the exercise of options. For Mr. Sexton, those shares are held by the Wilson Sexton Revocable Trust, over which Mr. Sexton has sole investment and voting control.

(11)Includes 52,500 shares issuable upon the exercise of options. Also includes 4,269 shares over which Mr. Gaffney shares investment and voting control, but of which Mr. Gaffney disclaims beneficial ownership.

(12)Includes 11,250 shares issuable upon the exercise of options. Also, Mr. Gotsch currently owns 20,000 shares and is a member of the investment committee of Code Hennessy & Simmons LLC, the general partner of CHS Management III, L.P., which in turn is the general partner of Code, Hennessy & Simmons III, L.P., which owns 301,192 shares. Mr. Gotsch may be deemed to beneficially own the shares owned by Code, Hennessy & Simmons III, L.P., but disclaims beneficial ownership of shares in which he does not have a pecuniary interest.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2006 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our commons shares have been granted.

Equity Compensation Plan Information(1)

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,294,186	$16.32	1,988,682
Equity compensation plans not approved by security holders	1,506,473	$1.73	0
Total	2,800,659	$8.47	1,988,682

(1)          See Notes 2 and 11 to the Consolidated Financial Statements in the enclosed Form 10-K for additional information regarding our stock-based compensation plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no Form 5 was required, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2006, except for one Form 5 filing for David Grace, reporting various gifts of stock to family members, that was filed within 45 days of the close of the calendar year rather than our fiscal year.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our board of directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors is currently set at seven members. Upon election at the annual meeting, our directors will serve terms expiring at the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Andrew R. Logie
Robert R. Buck
H. Arthur Bellows, Jr.
James J. Gaffney
Peter M. Gotsch
Stuart A. Randle
Wilson B. Sexton

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the board of directors, unless it is directed by a proxy to do otherwise.

MANAGEMENT AND THE BOARD OF DIRECTORS

Who are the directors, director nominee and executive officers of the Company?

Our board of directors currently consists of seven directors. Each director is elected for a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors. The board has determined that each of the following directors is an “independent director” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): H. Arthur Bellows, Jr., James J. Gaffney, Peter M. Gotsch, Stuart A. Randle and Wilson B. Sexton. Independent members of our board of directors shall meet in executive session at least two times a year.

Name	Age	Position
Andrew R. Logie	62	Chairman of the Board
Robert R. Buck	59	President and Chief Executive Officer, Director
David R. Grace	47	Senior Vice President, Chief Financial Officer
C. Eric Swank	38	Senior Vice President, Operations
Ross D. Cooper	41	Senior Vice President, General Counsel and Secretary
H. Arthur Bellows, Jr.	68	Director
James J. Gaffney	66	Director
Peter M. Gotsch	42	Director
Stuart A. Randle	47	Director
Wilson B. Sexton	70	Director

Andrew R. Logie, Chairman and Director. Mr. Logie and a group of investors acquired Beacon Sales Company, Inc. in 1984. As its new CEO, he oversaw the growth of the business from three to seven branches with sales increasing six-fold to $70 million in 1997 prior to its acquisition by Beacon Roofing Supply, Inc. From 1997 to July 2002, he was our Chairman, President and Chief Executive Officer. He was Chairman and Chief Executive Officer from July 2002 to March 2003. Prior to joining Beacon Sales Company, Mr. Logie spent 14 years in the roofing industry, working nine years with Bradco Supply and five years with GAF Corporation. Mr. Logie attended Nichols College in Dudley, Massachusetts.

Robert R. Buck, President and Chief Executive Officer and Director. Mr. Buck joined us in October 2003. Prior to joining us, he served as President—Uniform Rental Division of Cintas Corporation from July 1997. From 1991 through 1997, he served as Senior Vice President—Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President—Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as a director of Kendle International, Inc. and Multi-Color Corporation, both of which are Nasdaq-traded companies, and privately-held LVI Services, Inc.

David R. Grace, Senior Vice President, Chief Financial Officer. Mr. Grace is responsible for financial management of our Company and each of our regional subsidiaries. Mr. Grace began his career as a CPA in public accounting with Baril and Smith CPA. He joined Beacon Sales Company as an accountant in 1987. He served in positions of increasing responsibility until he was named CFO at the time that we acquired Beacon Sales Company. Mr. Grace has a degree in accounting from Bentley College in Waltham, Massachusetts.

C. Eric Swank, Senior Vice President, Operations. Mr. Swank is responsible for the operations of one of our mid-Atlantic regions and also oversees our company-wide sales and marketing. Prior to joining us in October 2004, Mr. Swank was Assistant Group Vice President from 2003 to 2004 for Cintas Corporation. He also served as Assistant to the Group Vice President from 1998 to 1999 and Director of Training and Development from 2000 to 2002 for Cintas. While at Cintas, Mr. Swank had profit and loss responsibilities for a region which had $215 million in annual revenue and he expanded sales territories through the opening of new locations and strategic acquisitions. Mr. Swank is a graduate of Miami University of Ohio.

Ross D. Cooper, Senior Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006. Prior to joining us, Mr. Cooper was with Shulman, Rogers, Gandal, Pordy & Ecker, P.A. since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a B.S. in Civil Engineering from Cornell University and a J.D. from George Washington University Law School.

H. Arthur Bellows, Jr., Director. Mr. Bellows became a director in January 2005. Mr. Bellows serves on the Board of Directors of Hexcel Corporation and as their Chair of the audit committee and a member of their nominating and corporate governance committee. He has served as Chairman of Braeburn Associates, a merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999 and continued to serve as a director until March 2002.

James J. Gaffney, Director. Mr. Gaffney became a director in July 2004. From 1997 through 2003, Mr. Gaffney served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney presently serves on public boards as Chairman of the Board of Directors of Imperial Sugar Company and as a director of SCP Pool Corporation and Armstrong World Industries, Inc.

Peter M. Gotsch, Director. Mr. Gotsch has served as director since 1997. Mr. Gotsch has been a member of Code Hennessy & Simmons LLC since 1997 and employed by its affiliates since 1989. Mr. Gotsch holds a B.A. degree from St. Olaf College and an M.B.A. from Northwestern University. Mr. Gotsch presently serves as the Chairman of the Board of The Hillman Companies, Inc. and Chairman of Houston Wire and Cable Company.

Stuart A. Randle, Director. Mr. Randle has served as director since February 2006. Since 2004, Mr. Randle has served as President, CEO and Director of GI Dynamics, a venture backed healthcare company. Previously, he was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle also currently serves as a director of Specialized Health Products, International, a Nasdaq-traded company. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Wilson B. Sexton, Director. Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of SCP Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of SCP Pool Corporation. Mr. Sexton also serves as a board member of Houston Wire and Cable Co. Mr. Sexton is a Certified Public Accountant and holds a B.B.A. degree from Southern Methodist University.

BOARD OF DIRECTORS’ MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2006?

During the fiscal year ended September 30, 2006 (“fiscal 2006”), our Board of Directors held six meetings. During fiscal 2006, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. In addition, all of the directors attended last year’s annual meeting of shareholders. It is our policy for all directors to attend the annual meeting of shareholders.

What committees has the Board established?

The Board of Directors has established three committees: (1) the audit committee, (2) the compensation committee and (3) the nominating and corporate governance committee.

Audit Committee

The audit committee held five meetings in fiscal 2006. The audit committee selects the independent registered public accounting firm and reviews the independence of such firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The audit committee currently is comprised of H. Arthur Bellows, Jr., Peter Gotsch and Wilson B. Sexton, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in Nasdaq Marketplace Rule 4200(a)(15). The board has also determined that Mr. Bellows is an “audit committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Bellows, Gotsch and Sexton meet Nasdaq’s financial knowledge requirements. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The audit committee operates under a formal charter that governs its duties and conduct. The audit committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, MA 01960.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the audit committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended September 30, 2006.

Compensation Committee

The compensation committee held four meetings in fiscal 2006. The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the compensation committee reviews the chief executive officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The compensation committee reports its recommendations to the full board of directors for approval and authorization. It also makes recommendations to the board with respect to the compensation of the chief executive officer and administers our stock plans. The compensation committee is comprised of three directors who are independent under Nasdaq listing standards and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the compensation committee are James J. Gaffney, Wilson B. Sexton and Stuart Randle.

The compensation committee operates under a formal charter that governs its duties and conduct. The compensation committee complies with applicable Nasdaq rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

Please refer to the Compensation Committee Report which is set forth in this proxy statement, for a further description of our compensation committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon’s executive officers for 2006.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee held two meetings in fiscal 2006. The nominating and corporate governance committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the board of directors on the board’s self-evaluation questionnaire. The nominating and corporate governance committee is currently comprised of James J. Gaffney, Stuart Randle and Peter M. Gotsch, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our board, including those who might be recommended or nominated by shareholders, the nominating and corporate governance committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. The nominating and corporate governance committee will consider nominees for our board of directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross Cooper, our corporate secretary, at our Herndon office. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 days and not more than 120 days before the one-year anniversary date of our most recent annual meeting of shareholders. The nominating and corporate governance committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the nominating and corporate governance committee is included in the nominating and corporate governance committee charter, available on our website at www.beaconroofingsupply.com. In addition, corporate governance guidelines adopted by the committee can be found immediately following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our board of directors can call 800-891-4945 in the United States and leave a message for the Chair of the audit committee, the board of directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the board of directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960, Attn: Corporate Controller. Each communication intended for members of the board of directors and received by the Corporate Controller will be reviewed by the Corporate Controller. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Independent members of the board of directors receive an annual retainer of $35,000. All independent directors are also entitled to receive $1,500 for each board meeting attended ($1,000 if via conference call) and $1,000 for each committee meeting attended ($750 if via conference call). The chairman of each of the audit committee and compensation committee is entitled to receive an additional $10,000 per year. All fees may be paid in cash or shares of stock, at the choice of the director.

In addition, upon election to the board, each independent director will receive a one-time grant of an option exercisable for 30,000 shares of our common stock. Upon reelection, independent directors will also receive an annual grant of an option exercisable for 11,250 shares. All options become exercisable one year after the date of grant. Exercise prices will be set at fair market value at the date of grant. During fiscal 2006, Stuart Randle received a grant of options exercisable for 30,000 shares and each of the other independent directors received grants of options exercisable for 11,250 shares.

We reimburse members of our board of directors for any out-of-pocket expenses they incur in connection with services provided as directors.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The audit committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the audit committee. As part of its responsibility, the Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the audit committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor. The chairman of the audit committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2006 and September 24, 2005.

Year	Audit	Audit-Related	Tax	All Other	Total
2006	$1,212,500	$—	$132,420	$—	$1,344,920
2005	$973,600	$—	$107,000	$—	$1,080,600

Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and, beginning in fiscal 2005, the audit of our internal controls and the reviews of the interim financial statements included in our Forms 10-Q. For 2006, the audit fees include fees of $115,000 for the audit of the acquired Shelter Distribution’s opening balance sheet and fees of $50,000 associated with Ernst & Young LLP’s work on our December 2005 stock offering and the related filings with the SEC. For 2005, the audit fees include $107,600 for services performed in connection with the filings of our Forms S-3 and S-8.

There were no audit-related services for fiscal 2006 and 2005.

Tax fees represent professional services related to tax compliance and consulting.

The audit committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The audit committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

Report of the Audit Committee

The role of the audit committee is to assist the board of directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The audit committee reviews the Company’s financial reporting process on behalf of the Company’s board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the audit committee has met and held discussions with management and the Company’s independent registered public accounting firm. The audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, including the Company’s fiscal 2006 adoption of SFAS 123R, Share-Based Payments, and the associated reporting. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the audit committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management, including matters in the written disclosures provided by the independent registered public accounting firm to the audit committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Management and the independent registered public accounting firm recently completed their second annual assessment of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, excluding most of the companies acquired in fiscal 2006. Management’s assessment, as of September 30, 2006, that the Company’s internal control over financial reporting is effective, and our independent registered public accounting firm’s opinions that management’s assessment is fairly stated in all material respects and that the Company maintained, in all material respects, effective internal control over financial reporting, may be found in our Annual Report on Form 10-K for the year ended September 30, 2006.

The audit committee has discussed with the Company’s independent registered public accounting firm the overall scope and plan for its audit. The audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

AUDIT COMMITTEE:

Arthur Bellows, Chairman
Peter Gotsch
Wilson Sexton

EXECUTIVE COMPENSATION

The following table sets forth for the fiscal years ended September 30, 2006, September 24, 2005 and September 25, 2004, information concerning the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers (our “Named Executive Officers”) who were serving at the end of our last fiscal year.

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation
						Securities
				Other	Restricted	Underlying
Name and	Fiscal			Annual	Stock	Stock	All Other
Principal Position	Year	Salary	Bonus	Compensation(4)	Awards	Options	Compensation(5)
Andrew R. Logie	2006	$63,923	$—	$3,882	—	—	$4,326
Chairman	2005	$113,921	$—	$1,618	—	—	$8,984
	2004	$180,556	$—	$2,039	—	—	$17,752
Robert R. Buck(1)	2006	$522,673	$500,000	$4,397	—	37,500	$19,075
President and Chief	2005	$457,016	$445,000	$267,291	—	—	$24,555
Executive Officer	2004	$407,923	$430,000	$69,510	—	612,366	$—
David R. Grace	2006	$348,923	$208,000	$3,898	—	21,000	$19,075
Senior Vice President,	2005	$312,039	$150,000	$3,517	—	33,000	$20,456
Chief Financial Officer	2004	$242,022	$135,000	$2,306	—	41,633	$18,662
C. Eric Swank(2)	2006	$277,543	$80,000	$1,499	—	16,500	$19,075
Senior Vice President, Operations	2005	$237,400	$60,000	$89,257	—	9,000	$—
Ross D. Cooper(3)	2006	$87,808	$28,750	$40	—	25,000	$—
Senior Vice President, General Counsel and Secretary

(1)          Robert Buck was hired in October 2003.

(2)          Eric Swank was hired in October 2004.

(3)          Ross Cooper was hired in July 2006.

(4)          Represents Company payments for certain vehicle costs. For Andrew Logie, Robert Buck and David Grace, 2006 also includes Securities and Exchange Commission filing fees and estimated professional fees aggregating $3,882, $1,965 and $1,997, respectively, in connection with a secondary offering of shares of common stock in December 2005. For Robert Buck and Eric Swank, 2005 also includes commuting airfare and housing costs paid by us, as well as relocation cost reimbursements of $140,356 and $60,898, respectively, and associated gross-up payroll tax reimbursements of $87,691 and $21,910, respectively. For Robert Buck, 2004 also includes commuting airfare of $27,014 and housing of $30,254.

(5)          Represents contributions made by us to a 401(k) plan and a profit-sharing distribution.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information concerning grants of stock options made during fiscal 2006 to the Named Executive Officers. The options were granted at exercise prices equal to fair market value of the underlying stock at the date of the grant.

	Number of Securities Underlying Options	% of Total Options Granted to Employees	Exercise Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted(1)	in 2006(2)	Share	Date	5%	10%
Andrew R. Logie	—	—	—	—	—	—
Robert R. Buck	37,500	5.8%	$18.64	11/2/2015	$439,597	$1,114,026
David R. Grace	21,000	3.2%	$18.64	11/2/2015	$246,175	$623,856
C. Eric Swank	16,500	2.5%	$18.64	11/2/2015	$193,423	$490,172
Ross D. Cooper	25,000	3.9%	$22.16	7/5/2016	$348,408	$882,935

(1)          Represents options to purchase common stock.

(2)          In 2006, total options granted to employees were 648,653 shares of common stock.

(3)          The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set forth by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the market price of the common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
 AND FISCAL YEAR END OPTION VALUES

The following table sets forth certain information concerning stock options exercised in 2006 by the Named Executive Officers and unexercised stock options held by them as of September 30, 2006.

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew R. Logie	—	$—	288,015	—	$5,590,003	$—
Robert R. Buck	150,000	$2,269,950	462,366	37,500	$8,280,975	$60,000
David R. Grace	145,373	$2,416,142	199,371	43,000	$3,571,275	$217,740
C. Eric Swank	—	$—	3,000	22,500	$25,110	$76,620
Ross D. Cooper	—	$—	—	25,000	$—	$—

(1)          The closing price of our common stock on September 30, 2006 was $20.24. Value is calculated by multiplying (a) the difference between the closing sales price and the option exercise price by (b) the number of shares of common stock underlying the option.

What other compensation arrangements does the Company have with its executive officers?

Employment Agreement

On February 15, 2006, we extended the employment agreement with Robert Buck, our President and CEO, through November 30, 2007. It provided for a base salary of $500,000 for fiscal year 2006 ($445,000 for fiscal year 2005). After fiscal year 2006, our board reviews his base salary annually and may increase (but not decrease) it. Mr. Buck’s base salary for 2007 was set by the board at $515,000. Mr. Buck’s employment agreement also entitles him to an annual bonus of up to 100% of base salary, depending on whether we reach the performance target that the board sets near the beginning of each fiscal year. The performance target for 2007 is based on EBITDA. The bonus varies from 0% of base salary (if we achieve 85% or less of the target for that fiscal year) to 100% of base salary (if we achieve 115% or more of the target for that year). In between 85% of the target and 115% of the target, the bonus varies on a straight line basis. The employment agreement also provided that if Mr. Buck relocated his residence at our request before September 30, 2005, we would reimburse him for all expenses incurred for the relocation. Mr. Buck relocated to the Herndon, Virginia area where we now have a corporate office. For the period before he relocated his residence, we agreed to rent an apartment for his use in the Boston area and reimburse him for travel expenses for up to two round trips per month for him and his wife between their primary residence and the Boston area. Mr. Buck also receives a $1,000 per month car allowance that is included in his reported annual salary amount in the compensation table above. Under his employment agreement, Mr. Buck is entitled to severance equal to 12 months base salary if we terminate his employment without cause, as that term is defined in his employment agreement, or if we are not willing to renew his employment agreement at the end of the term. The employment agreement limits Mr. Buck’s ability to compete with us for 18 months after his employment ends.

Were there any issues regarding compensation committee interlocks and insider participation during 2006?

The Compensation Committee consists of James Gaffney, Stuart Randle and Wilson Sexton. There are no Compensation Committee interlocks.

Report of the Compensation Committee on Compensation of Executive Officers of the Company

The Company’s executive compensation programs are based on three components: base salary, annual incentives and long-term compensation; each is intended as an important piece of the overall compensation philosophy.

Base salary is used to attract and retain the Company’s key executives and is calculated using comparisons with the Company’s industry competitors and/or companies of similar market value. Salaries are reviewed by the Compensation Committee on an annual basis.

Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term shareholder returns (via increasing stock prices) comes from maximizing earnings and the potential of the Company. The Company’s Chief Executive Officer has an annual incentive opportunity based upon the Company’s meeting or exceeding certain established performance targets. In 2006, these performance targets were based on budgeted EBITDA. By its reliance on this incentive compensation system, the Company links a substantial portion of the Chief Executive Officer’s annual pay directly to profitability. As a result of this approach, the Company’s Chief Executive Officer’s total compensation is likely to vary from year to year, perhaps more significantly than the pay of executives of many of the Company’s competitors. Certain other executive officers and employees have their pay levels set primarily in relation to comparisons to similar executives of competitors, with additional annual incentives based on the attainment of specific objectives supporting the overall goals of the Company.

Mr. Buck and other key executives of the Company received a significant portion of their fiscal 2006 total compensation through incentive and other forms of long-term compensation. In order to promote an increase in net worth of the Company, maximize the return to shareholders and effectively motivate senior management, the executive compensation philosophy of the Company has been to link compensation with Company performance. Therefore, Mr. Buck received 48% of his aggregate cash compensation during fiscal 2006 from incentives. The committee believes that this represents evidence of the strong and explicit link between executive compensation and the creation of long-term shareholder value.

In terms of long-term compensation, management incentives generally are provided to the Company’s executives through grants of stock options to retain and motivate executives to improve the Company’s stock value. Since the Company’s initial public offering, stock options have been granted at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. Stock option grants are made by the compensation committee. The Company provides no defined benefit pension plan or supplemental executive retirement plan but does provide a 401(k) plan, with profit-sharing contributions when feasible, for all of its employees employed for at least one year.

Recommendations with regard to compensation of the Company’s executives are made to the board by the members of the compensation committee, which holds meetings at least once a year and more often when the need arises. Each member of the compensation committee is a non-employee director. The executive compensation practices of the Company are constantly re-evaluated to ensure their relevance, their support of the strategic goals of the Company and their contribution to the creation of long-term shareholder value. In November, 2006, the compensation committee exercised its authority to retain a national executive compensation consulting firm to report to the committee on all aspects of the Company’s executive compensation plan. The consulting firm reported to the committee that the Company’s plan was objectively reasonable and commensurate with those of an evaluated peer group of similarly sized companies in compatible industry segments.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a public company’s deduction for compensation to a Named Executive Officer in excess of $1 million per year unless the compensation meets the definition of “performance-based compensation.” The committee does not anticipate that this limit will significantly affect the deductibility of compensation paid by the company in fiscal 2006.

COMPENSATION COMMITTEE:
James J. Gaffney, Chairman
Stuart A. Randle
Wilson B. Sexton

The Report of the Compensation Committee and the Report of the Audit Committee included in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports by reference in that filing.

BEACON ROOFING SUPPLY, INC. COMMON STOCK PRICE PERFORMANCE

The following graph compares the cumulative total shareholder return (including reinvestment of dividends) of Beacon Roofing Supply, Inc. common stock based on its market prices, beginning with the date our stock first traded and each six-month fiscal period thereafter, with (i) the Nasdaq Index and (ii) the S&P 1500 Building Products Index.

Company/Index	9/23/04	9/25/04	03/31/05	9/24/05	3/31/06	9/30/06
BEACON ROOFING SUPPLY, INC	$100	$111.93	$153.58	$222.88	$285.19	$213.05
NASDAQ INDEX	$100	$99.63	$105.98	$112.21	$124.03	$119.72
S&P 1500 BUILDING PRODUCTS INDEX	$100	$100.76	$112.99	$111.90	$119.46	$104.86

The line graph assumes that $100 was invested in our common stock, the Nasdaq Index and the S&P 1500 Building Products Index on September 23, 2004.

The closing price of our common stock on September 30, 2006 was $20.24. As of the record date, the closing price of our common stock was $18.49. The stock price performance of Beacon Roofing Supply, Inc. common stock depicted in the graph above represents past performance only and is not necessarily indicative of future performance.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.beaconroofingsupply.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Controller, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions among related parties and us.

Executive officers and directors

William Logie, son of Andrew R. Logie, was employed by us during a portion of fiscal 2006. His fiscal 2006 salary totaled $122,994, prior to his leaving the Company in December 2006, and he also earned approximately $5.8 million upon the exercise of options earlier in fiscal 2006. Andrew Thomas Logie, also son of Andrew R. Logie, is employed by us. His fiscal 2006 salary and bonus totaled $66,660 and he also earned $6,329 upon the exercise of options.

We lease three buildings for $0.6 million per year from a limited liability company in which Andrew R. Logie is a member. We believe that the terms of these leases approximate those we would negotiate in arms-length transactions with unrelated third parties.

Relationship with Code Hennessy

In connection with our initial public offering, we entered into a registration rights agreement with Code, Hennessy & Simmons III, L.P. The agreement provides that, at the request of Code Hennessy, we will register under the Securities Act any shares of common stock currently held or later acquired by Code Hennessy for sale in accordance with Code Hennessy’s intended method of disposition. Code Hennessy also has the right to include the shares of our common stock that it holds in registrations of common stock that we initiate on our own behalf or on behalf of other stockholders. In connection with an offering made in December 2005 under a Registration Statement on Form S-3 (Registration No. 333-128919), we paid the fees and expenses (other than underwriting discounts) associated with the sale of shares of common stock by the selling stockholders, including Code, Hennessy & Simmons III, L.P. Code, Hennessy & Simmons III, L.P. sold most of its remaining shares of common stock in the December 2005 offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2007 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2006, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2008 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 24, 2007. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than September 19, 2007 and no later than October 24, 2007, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

ROSS D. COOPER, Secretary
Herndon, Virginia
January 22, 2007

LOGO

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A.   Proposal — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL SET FORTH BELOW.

1.                  To elect the following nominees to serve until the 2008 annual meeting of shareholders or until their successors are duly elected and qualified.

01 – Robert R. Buck	02 – Andrew R. Logie		03 – H. Arthur Bellows, Jr.
04 – James J. Gaffney	05 – Peter M. Gotsch		06 – Stuart A. Randle
07 – Wilson B. Sexton
☐		Mark here to vote FOR all nominees
☐		Mark here to WITHHOLD vote from all nominees
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐

2.                  In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The undersigned hereby acknowledges receipt of (i) the Company’s 2006 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated January 22, 2007.

B.   Non-Voting Items

Change of address — Please print your new address below.	Comments — Please print your comments below.

C.   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

LOGO

Proxy — Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY FOR COMMON STOCK
2007 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert R. Buck and David R. Grace, and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of common stock, par value $.01, of BEACON ROOFING SUPPLY, INC., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of the Company to be held at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 on Wednesday, February 28, 2007 at 8:00am local time, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.